UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2014
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 City West Blvd, Suite 400 Houston, Texas 77042-2839 (Address of principal executive offices, including Zip Code)

(281) 933-3339 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
In this Current Report on Form 8-K, the terms “we,” “us” or “ION” refer to ION Geophysical Corporation, and where the context requires, ION Geophysical Corporation together with its consolidated subsidiaries.
On August 22, 2014, ION and its subsidiaries, ION Exploration Production (U.S.A.), Inc., I/O Marine Systems, Inc. and GX Technology Corporation (collectively, the “Subsidiary Borrowers” and together with ION, the “Borrowers”), entered into a new credit facility (the “New Facility”). The terms of the New Facility are set forth in a revolving credit and security agreement dated as of August 22, 2014, among the Borrowers, the lenders party thereto and PNC Bank, National Association, as agent for the lenders.
The New Facility modifies and replaces our prior syndicated credit facility under a credit agreement dated as of March 25, 2010, as amended, by and among ION, the subsidiary guarantors that are parties thereto and China Merchants Bank Co., Ltd., New York Branch (“CMB”), as administrative agent and lender.
The revolving credit and security agreement contemplates maximum credit facilities of up to $175.0 million in the aggregate, consisting of (i) a revolving facility of up to $125.0 million, to which the lenders have committed $80.0 million as of the closing date of the New Facility and up to $45.0 million of which is subject to the implementation of certain accordion provisions (with availability under such revolving facility subject at all times to a borrowing base and other conditions to borrowing) and (ii) an uncommitted term facility in an aggregate amount of up to $50.0 million on terms to be mutually agreed at a later date and subject to receiving commitments of lenders to such term facility.
The borrowing base for revolving credit borrowings under the New Facility is calculated using a formula based on certain eligible receivables, eligible inventory and other amounts. In addition, the New Facility includes a $15.0 million sublimit for the issuance of documentary and standby letters of credit. As of the date of this Current Report on Form 8-K, no amounts were outstanding under the New Facility. We expect that any amounts drawn under the New Facility sooner than one year prior to the maturity of the New Facility (as described below) will be classified as long-term debt.
The New Facility is available for revolving credit borrowings to be used to pay fees and expenses related to the entry into the New Facility and to provide for our general corporate needs, including our working capital requirements, capital expenditures, surety deposits and acquisition financing.
The interest rate on revolving credit borrowings under the New Facility will be, at our option, (i) an alternate base rate equal to the highest of (a) the prime rate of PNC Bank, National Association, (b) a federals funds effective rate plus 0.50% or (c) a LIBOR-based rate plus 1.0%, plus an applicable interest margin, or (ii) a LIBOR-based rate, plus an applicable interest margin. The revolving credit indebtedness under the New Facility is scheduled to mature on the earlier of (x) August 22, 2019 and (y) the date which is 90 days prior to the maturity date of ION’s 8.125% Senior Secured Second-Priority Notes due 2018 (the “Notes”) (or such later due date if the Notes have been refinanced).
The obligations of the Borrowers under the New Facility are secured by a first-priority security interest in 100% of the stock of the Subsidiary Borrowers and 65% of the equity interests in ION International Holdings L.P. and by substantially all other assets of the Borrowers.
The revolving credit and security agreement contains covenants that restrict us, subject to certain exceptions, from:

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Incurring additional indebtedness (including capital lease obligations), granting or incurring additional liens on our properties, pledging shares of our subsidiaries, entering into certain merger or other change-in-control transactions, entering into transactions with our affiliates, making certain sales or other dispositions of our assets, making certain investments, acquiring other businesses and entering into sale-leaseback transactions with respect to our property;

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Paying cash dividends on our common stock, or repurchasing or acquiring shares of our common stock, unless (i) there is no event of default under the New Facility, (ii) there is excess availability under the New Facility greater than $40,000,000 (or, at the time that the borrowing base formula amount is less than $40,000,000, the Borrowers’ level of liquidity (as defined in the revolving credit and security agreement) is greater than $40,000,000) and (iii) the agent receives satisfactory projections showing that excess availability under the New Facility for the immediately following period of ninety (90) consecutive days will not be less than $40,000,000 (or, at the time that the borrowing base formula amount is less than $40,000,000, the Borrowers’ level of liquidity is greater than $40,000,000). The aggregate amount of permitted cash dividends and stock repurchases may not exceed $10,000,000 in any fiscal year or $40,000,000 in the aggregate from and after the closing date of the New Facility.
The revolving credit and security agreement requires compliance with certain financial covenants, including requirements related to ION and the other Borrowers, measured on a rolling four quarter basis, (i) maintaining a minimum fixed charge coverage ratio of 1.1 to 1 as of the end of each fiscal quarter during the existence of a covenant testing trigger event, and (ii) not exceeding a maximum senior secured leverage ratio of 3.0 to 1 as of the end of each fiscal quarter.
The fixed charge coverage ratio is defined as the ratio of (i) ION’s EBITDA, minus unfunded capital expenditures made during the relevant period, minus distributions (including tax distributions) and dividends made during the relevant period, minus cash taxes paid during the relevant period, to (ii) certain debt payments made during the relevant period. The senior secured leverage ratio is defined as the ratio of (x) total senior funded debt to (y) ION’s EBITDA.
The revolving credit and security agreement contains customary event of default provisions (including a “change of control” event affecting ION), the occurrence of which could lead to an acceleration of our obligations under the revolving credit and security agreement.
The foregoing description of the revolving credit and security agreement is qualified in its entirety by reference to the full text of the revolving credit and security agreement, which will be filed as an exhibit to ION’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The text set forth in Item 1.01 regarding the terms and conditions of the New Facility is incorporated into this section by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2014	ION GEOPHYSICAL CORPORATION

	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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